UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015 (September 1, 2015)

NCI Building Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14315 (Commission File Number)	76-0127701 (IRS Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)	77064 (Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

(e) Employment Agreement with Norman C. Chambers

On September 1, 2015, NCI Building Systems, Inc. (“Company”) entered into an Employment Agreement (the “Employment Agreement”) with Norman C. Chambers (the “Executive”), the Company’s President and Chief Executive Officer, and Chairman of its Board of Directors (the “Board”), including certain succession provisions with respect to these roles.

Under the Employment Agreement, the Company and Mr. Chambers have agreed that Mr. Chambers will continue in his current roles until March 31, 2018 (the “Retirement Date”), at which time he will retire from all positions with the Company, unless otherwise mutually agreed. In addition, if the Board identifies and appoints a successor to the CEO position before the Retirement Date (the date of that appointment being referred to below as the “Transition Date”), Mr. Chambers will resign from the CEO position, in which event Mr. Chambers will remain Executive Chairman of the Board through the Retirement Date. Similarly, in order to permit a succession to occur in stages, Mr. Chambers has agreed to resign from the President role, but not the CEO role, in the event that a successor to the President role is identified.

For the period from September 1, 2015 through the 90th day following the Transition Date (but not beyond March 31, 2018), Mr. Chambers will continue to receive compensation and employee benefits at his current levels, including a base salary of not less than $825,000 and a target annual bonus of not less than 100% of his base salary. After this 90th day and continuing through the Retirement Date, Mr. Chambers will receive compensation for his service as Executive Chairman at levels to be agreed based on his expected time commitment and competitive practice, but at a level that is not less than 50% of his current levels.

Prior to the Retirement Date, Mr. Chambers will continue to be eligible to receive awards of equity compensation in amounts determined by the Board. These equity awards will have vesting provisions relating to termination of employment and change in control of the Company that are consistent with the restricted stock and performance share awards made to Mr. Chambers in December 2014, and which are described in the Company’s most recent annual proxy and in a Current Report on Form 8-K filed by the Company on December 17, 2014. In addition, if Mr. Chambers remains employed with the Company through the Retirement Date, or if his employment is terminated prior to the Retirement Date by the Company without cause or by Mr. Chambers with good reason (as these terms are defined in the Employment Agreement), Mr. Chambers will receive three additional years of vesting as to equity awards he then holds (other than restricted stock, which would vest in full as of the date of termination). In addition, the Company and Mr. Chambers have agreed that the restricted stock units granted to Mr. Chambers in the first quarter of 2015 will vest on a daily basis over the remainder of the three-year vesting period.

If Mr. Chambers’ employment is terminated prior to the Retirement Date by the Company without cause or by Mr. Chambers with good reason, he would be paid severance pay equal to one year of his then-current base salary or payment of his then-current base salary through March 31, 2018, whichever is greater, plus a pro-rata bonus and 18 months of benefit continuation. In the event that such a termination occurs in connection with a change in control of the Company, the severance payment would be two times Mr. Chambers’ then-current base salary and 18 months of benefit continuation. The Employment Agreement does not provide for the payment of any severance to Mr. Chambers by reason of any termination on or following the Retirement Date, or in connection with any of the resignations that may occur prior to March 31, 2018 in connection with the transition of Mr. Chambers’ roles to a successor. For purposes of the Employment Agreement, “good reason” would include (among other elements) Mr. Chambers’ termination due to the Company’s stockholders failing to re-elect Mr. Chambers to the Board at the 2017 annual meeting.

The foregoing description of the Employment Agreement is a summary, is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2015.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/Todd R. Moore
	Name:	Todd R. Moore
	Title:	Executive Vice President, General Counsel & Secretary
Dated: September 2, 2015